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                                                                   Exhibit 23(a)

                    [LETTERHEAD OF MARGOLIS & COMPANY P.C.]




                         INDEPENDENT AUDITOR'S CONSENT








To The Board of Directors
Met-Pro Corporation
Harleysville, Pennsylvania

We hereby consent to the use in this Form S-3 Registration Statement and the Prospectus forming a part thereof of Met-Pro Corporation relating to the offering of 195,920 shares of Common Stock of Met-Pro Corporation offered by the Selling Shareholders identified herein of our reports dated September 4, 1996 with respect to the financial statements of Strobic Air Corporation, and February 19, 1996 with respect to the financial statements of Met-Pro Corporation. We also consent to the reference to us as "Experts" in such Registration Statement.


/s/ MARGOLIS & COMPANY P.C.

MARGOLIS & COMPANY P.C.
Bala Cynwyd, Pennsylvania

December 30, 1996